Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Mohawk Group Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Mohawk Group Holdings, Inc. .

2.	That a Certificate of Amendment

                                                                                      (Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on April 27, 2021 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

Article Fifth of the Certificate listed the incorrect date on which the Certificate shall become effective due to typographical error.

4.	Article Fifth of the Certificate is corrected to read as follows:

Fifth: This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on April 30, 2021.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 28th day of April, A.D. 2021.

By:	/s/ Yaniv Sarig
Authorized Officer
Name:	Yaniv Sarig
Print or Type
Title:	President and CEO